A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE, AND ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME PRIOR TO NOTICE OF ITS ACCEPTANCE GIVEN AFTER THE EFFECTIVE DATE.



                               AJAY SPORTS, INC.


                           SELECTED DEALERS AGREEMENT


Dear Sirs:

  1. Schneider Securities, Inc. ("Representative"), as Representative of the several Underwriters, proposes to offer on a firm commitment basis, subject to the terms and conditions and execution of the Underwriting Agreement, 325,000 shares of Preferred Stock and 325,000 Warrants (the "Securities") of Ajay Sports, Inc. (the "Company"). The Securities are more particularly described in the enclosed Preliminary Prospectus, additional copies of which as well as the Final Prospectus, after the effective date of the registration statement, will be supplied in reasonable quantities upon request.

  2. The Representative is soliciting offers to buy upon the terms and conditions hereof for a part of the Securities from Selected Dealers, who are to act as principal, including you, who are (i) registered with the Securities and Exchange Commission (the "Commission") as dealers under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and members in good standing with the National Association of Securities Dealers, Inc., (the "NASD"), or (ii) dealers or institutions with their principal place of business located outside the United States, its territories and possessions and not registered under the 1934 Act who agree to make no sales within the United States, its territories and possessions or to persons who are nationals thereof or residents therein. The Securities are to be initially offered to the public at a price of $10.00 per share of Preferred Stock and $0.10 per Warrant. The Securities must be purchased together on the basis of one share of Preferred Stock and one Warrant. Selected Dealers will be allowed a concession of not less than 5% of the offering price. You will be notified of the precise amount of such concession prior to the effective date of the Registration Statement. The offer is solicited subject to the issuance and delivery of the Securities and their acceptance by the Representative, to the approval of legal matters by counsel and to the terms and conditions as herein set forth.

  3. Your offer to become a selected dealer and to purchase any of the Securities may be revoked in whole or in part without obligation or commitment of any kind by you any time prior to acceptance and no offer may be accepted by us and no sale can be made until after the registration statement covering the Securities has become effective with the Commission. This Agreement shall become effective upon the effectiveness of the Registration Statement and the representative's acceptance of your offer. Subject to the foregoing, upon execution by you of the Offer to Purchase below and the return of same to us, you shall be deemed to have offered to purchase the number of Securities set forth in your offer on the basis set forth in paragraph 2 above. Any oral notice by us of acceptance of your offer shall be immediately followed by written, facsimile or telegraphic confirmation preceded or accompanied by a copy of the Prospectus. If a contractual commitment arises hereunder, all the terms of this Selected Dealers Agreement shall be applicable. We may also make available to you an allotment to purchase Securities, but such allotment shall be subject to modification or termination upon notice from us any time prior to an exchange of confirmations reflecting completed transactions. All references hereafter in this Agreement to the purchase and sale of the Securities assume and are applicable only if contractual commitments to purchase are completed in accordance with the foregoing.

  4. You agree that in reoffering the Securities, if your offer is accepted after the effective date, you will make a bona fide public distribution of same. You will advise us upon request of the Securities purchased by you remaining unsold, and we shall have the right to repurchase such Securities upon demand at the public offering price less the concession. Any of the Securities purchased by you pursuant to this Agreement are to be reoffered by you to the public at the public offering price, subject to the terms hereof. Securities shall not be offered or sold by you below the public offering price before the termination of this Agreement or without prior written approval of the Representative.

  5. Payment for Securities which you purchase hereunder shall be made by you on or before three (3) business days after the date of each confirmation by settlement through the Depository Trust Company, by certified or bank cashier's check, or by wire payable to the Representative in the amount of the offering price. Certificates for the Securities shall be delivered through the Depository Trust Company or otherwise as soon as practicable after delivery instructions are received by the Representative. The manner of settlements, both as to the means of settlement and the funds, shall be at the sole option of the Representative.

  6. A registration statement covering the offering has been filed with the Securities and Exchange Commission in respect to the Securities. You will be promptly advised when the registration statement becomes effective. Each Selected Dealer in selling the Securities pursuant hereto agrees (which agreement shall also be for the benefit of the Company) that it will comply with all applicable laws, including the applicable requirements of the Securities Act of 1933 and of the Securities Exchange Act of 1934 and any applicable rules and regulations issued under said Acts. No person is authorized by the Company or by the Representative to give any information or to make any representations other than those contained in the Prospectus in connection with the sale of the Securities. Nothing contained herein shall render the Selected Dealers a member of the Underwriting Group or partners with the Representative or with one another.

  7. You will be informed by us as to the states in which we have been advised by counsel the Securities have been qualified for sale or are exempt under the respective securities or blue sky laws of such states, but we have not assumed and will not assume any obligation or responsibility as to accuracy of such information or as to the right of any Selected Dealer to sell Securities in any jurisdiction.

  8. The Representative shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or arising thereunder. The Representative shall not be under any liability to you, except such as may be incurred under the Securities Act of 1933 and the rules and regulations thereunder, except for lack of good faith and except for obligations assumed by us in this Agreement, and no obligation on our part shall be implied or inferred herefrom.

  9. Selected Dealers will be governed by the conditions herein set forth until this Agreement is terminated. Nothing herein contained shall be deemed a commitment on our part to sell you any Securities; such contractual commitment can only be made in accordance with the provisions of paragraph 3 hereof. This Agreement will terminate at the close of business on the 30th full business day after the date hereof; provided, however, that we shall have the right to extend this Agreement for an additional period or periods not exceeding 30 full business days in the aggregate upon written notice to you.

  10. You represent that you are a member in good standing of the NASD and registered as a dealer with the Commission, or that you are a foreign dealer not eligible for membership under Section I of the By-Laws of the Association who agree to make no sales within the United States, its territories or possessions or to persons who are nationals thereof or residents therein and, in making sales, to comply with Sections 8, 24, 25 and 36 of the NASD's Rules of Fair Practice and with the NASD's interpretation with respect to free-riding and withholding. Your attention is called to the following: (a) Article III,
Section 1 of the Rules of Fair Practice of the NASD and the interpretations of said Section promulgated by its Board of Governors including the interpretation with respect to "Free-Riding and Withholding;" (b) Section 10(b) of the 1934 Act and Rules 10b-6, 10b-6A and 10b-10 of the general rules and regulations promulgated under said Act;
(c) Securities Act Release #3907; (d) Securities Act Release #4150; and (e) Rule 15c2-8 requiring, among other things, the distribution of a Preliminary Prospectus to all persons reasonably expected to be purchasers of shares from you at least 48 hours prior to the time you expect to mail confirmations. You, if a member of the NASD, by signing this Agreement, acknowledge that you are familiar with the cited law, rules and releases, and agree that you will not directly and/or indirectly violate any provisions of applicable law in connection with your participation in the distribution of the Securities.

  11. In addition to compliance with the provisions of paragraph 10 hereof, you will not, until advised by us in writing or by wire of completion of the offering (as defined in Rule 10b-6 promulgated under the Securities Exchange Act of 1934), bid for or purchase Securities or the Company's common stock in the open market or otherwise make a market in the Securities or the Company's Common Stock or otherwise attempt to induce others to purchase Securities or the Company's common stock in the open market, and will otherwise comply with Rule 10b-6. You further agree that you will not effect any transaction as a passive market maker pursuant to Rule 10b-6A without obtaining the Representative's prior written consent. Nothing contained in this paragraph 11 shall, however, preclude you from acting as agent in the execution of unsolicited orders of customers in transactions effectuated for them through a market maker.

  12. It is assumed that Securities sold by you will be effectively placed for investment. If the Representative contracts for or purchases for the account of any Underwriter any Securities sold to you hereunder and not effectively placed by you, the Representative may charge you the Selected Dealer's concession originally allowed you on the Securities so repurchased, plus brokerage commissions and transfer taxes paid in connection with such purchase or contract to purchase, and you agree to pay such charges on demand.

  13. By submitting an Offer to Purchase you confirm that your net capital is such that you may, in accordance with Rule 15c3-1 adopted under the Exchange Act of 1934, agree to purchase the number of Securities you may become obligated to purchase under the provisions of this Agreement.

  14. All communications from you should be directed to us at the office of Schneider Securities, Inc., 104 Broadway, Suite 400, Denver, Colorado, 80203. All communications from us to you shall be directed to the address to which this letter is mailed.

                                 Very truly yours,

                                 SCHNEIDER SECURITIES, INC.



                                 By
                                    --------------------------------------------
                                    Thomas J. O'Rourke, President

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

                               OFFER TO PURCHASE
                               -----------------


     The undersigned does hereby offer to purchase (subject to the right to revoke as set forth in paragraph 3) _______________ Shares of Preferred Stock and ______ Warrants (such amounts must be equal to one another) or such lesser number as the Representative determines in accordance with the terms and conditions set forth above.


                                    --------------------------------------------

                                    By
                                       -----------------------------------------
                                                    Authorized Officer

                                       4